UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             REQUEST FOR WITHDRAWAL

    Pursuant to section 13 or l5(d) of tile Securities Exchange Act of 1934


Date Of Bequest:   January 14, 1999


                         KANAKARIS COMMUNICATIONS, INC.
             (Exact name of registrant as specified In its charter)


           Nevada                      333-59763        86-0888532
     -----------------             ------------      ------------
     (State or other               (Commission       (IRS Employer
     jurisdiction of               File Number)      Identification
     Incorporation)                                      Number)



3303 Harbor Boulevard, Suite F-3, Costa Mesa, CA               92626
-------------------------------------------------          ------------
     (Address of principal executive offices)               (Zip Code)


                                  (714) 444-0560
               (Registrant's telephone number, including area code)


29350 Pacific Coast Highway, Suite 12
--------------------------------------
Zuma Beach Terrace, CA  90265
--------------------------------------
(Former name of former address, if changes since last report)


Total sequentially numbered pages in this document:  3

ITEM 1.  Withdrawal of Registration Statement.

On July 24, 1998, a Form SB-2 was filed prematurely with the Securities and Exchange Commission. Subsequently, on September 3, 1998, registrant sent a written request to the Securities and Exchange Commission to withdraw the Form SB-2 filing. Consistent with this letter of withdrawal, the Registrant hereby formally requests withdrawal of the Form SB-2 Registration Statement filed on July 24, 1998.

ITEM 2.   Exhibits.


          Exhibit  I. - letter  dated  September  3,  1998  from the  registrant
addressed  to  the  Securities  and  Exchange   Commission  formally  requesting
withdrawal of the Form SB-2.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        KANAKARIS COMMUNICATIONS, INC.
                                        ------------------------------
                                                 (Registrant)

                                        BY: /s/ ALEX KANAKARIS
                                           ---------------------------
                                                Alex Kanakaris




Date:  January 14, 1999